UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2022

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39959	27-2447291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 West Trimble Road

San Jose, CA 95131

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 408-459-7579

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common stock, par value $0.00001 per share	CPTN	The Nasdaq Capital Market
Redeemable warrants, exercisable for common stock at an exercise price of $11.50 per share, subject to adjustment	CPTNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2022, Dr. Winston Fu notified Cepton, Inc., a Delaware corporation (the “Company”) of his resignation from his position as Chief Financial Officer of the Company, effective April 5, 2022. Dr. Fu will continue to serve the Company in his capacity as Secretary and as a member of the board of the directors of the Company (the “Board”) following the conclusion of his service as Chief Financial Officer, and was appointed, effective April 5, 2022, to serve as Advisor on Strategic Projects and as Vice Chairman of the Board.

In connection with Dr. Fu’s resignation, on April 5, 2022, the Board appointed Mr. Hull Xu as Chief Financial Officer of the Company, with such appointment to be effective on April 5, 2022. Mr. Xu, age 48, previously served as the Company’s Vice President of Finance and Strategy from February 2022 until April 2022, and served in such role for Cepton Technologies, Inc. since January 2021. Prior to joining Cepton Technologies, Inc., from November 2015 to January 2021, Mr. Xu was a Director and head of Electronics and Automotive Technology coverage at RBC Capital Markets. From September 2014 to November 2015, Mr. Xu was a Vice President at Barclays Investment Bank, covering the global Electronics industry. Additionally, from June 2013 to September 2014, Mr. Xu was an Executive Director, Head of Technology Origination at GE Capital. He also previously spent six years with Barclays Investment Bank covering the Technology industry from July 2008 to June 2013. Mr. Xu began his career as an electrical engineer at HP Inc. (NYSE:HPQ) and later at Agilent Technologies, Inc. (NYSE:A) and Turin Networks, Inc. Mr. Xu has an M.B.A. from the Haas School of Business at the University of California, Berkeley, an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering from the University of California, Davis.

Effective April 5, 2022 (the “Effective Date”), the Compensation Committee of the Board (the “Compensation Committee”) approved the terms of a new employment agreement (the “Employment Agreement”) by and between the Company and Mr. Xu in connection with his appointment as the Company’s Chief Financial Officer. The Employment Agreement does not have a specified term and provides for Mr. Xu to receive an annual base salary of $280,000. He is also eligible for an annual discretionary bonus as determined by the Compensation Committee and to participate in the Company’s benefit plans made available to employees generally. If Mr. Xu’s employment with the Company is terminated by the Company without “cause” or by him for “good reason” (as defined in the Employment Agreement), he will receive severance of 12 months’ base salary, payable in installments over a 12-month period, payment of his COBRA premiums for 12 months, and 12 months’ accelerated vesting of his then-outstanding and unvested equity awards granted by the Company. However, if such a termination of Mr. Xu’s employment occurs in connection with or within 18 months following a change in control of the Company, his cash severance will equal the sum of 12 months of his base salary and his annual target bonus for the year of termination (or, if no target bonus has been established, the amount of his actual bonus for the prior year) and will be paid in a lump sum, and his then-outstanding equity awards granted by the Company will be fully vested. In each case, Mr. Xu’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with his confidentiality, non-solicitation and other covenants in favor of the Company.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to such exhibit.

Mr. Xu also entered into an indemnification agreement with the Company in the form previously approved by the Board and filed with the Securities and Exchange Commission on February 11, 2022 as Exhibit 10.8 to the Company’s Current Report on Form 8-K.

There are no arrangements or understandings between Mr. Xu and any other person pursuant to which Mr. Xu was appointed as Chief Financial Officer and there are no family relationships between Mr. Xu and any director or other executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On April 5, 2022, the Company issued a press release announcing Dr. Fu’s resignation and Mr. Xu’s appointment as discussed in Item 5.02 herein. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety. The information set forth in Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Document

10.1	Employment Agreement, dated April 5, 2022, between the Company and Hull Xu.
99.1	Press Release of the Company dated April 5, 2022.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPTON, INC.

Date: April 5, 2022	By:	/s/ Jun Pei
		Name:	Jun Pei
		Title:	President and Chief Executive Officer

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